Exhibit 99.1

     Zones Announces Financial Results for the Three Months Ended
       March 31, 2004; Earnings Per Share Improves by $0.10 Year over Year; Q1 2004 Net Sales Increase 15.7% Compared to Prior Year

    AUBURN, Wash.--(BUSINESS WIRE)--April 29, 2004--

           Gross Profit Margins Improve to 12.2% for Q1 2004

    Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three month period ended March 31, 2004. The Company's first quarter net income was $791,000, or $0.05 per diluted share, compared with a net loss of $646,000, or $.05 per share, for the same quarter a year ago. First quarter 2004 sales grew 15.7% to $114.1 million from $98.6 million in the first quarter of 2003.
    "We are pleased with the financial results for the quarter," commented Firoz Lalji, president and chief executive officer. "The Company benefited from the operational efficiencies we attained during the economic slowdown, positioning Zones to take advantage of the improving economy." Lalji continued, "Our account executives are the foundation for future sales growth and we intend to continue our aggressive hiring practices throughout the remainder of the year. To this end, we added a net 20.6% to our total outbound account executive headcount compared to prior year levels."

    Operating Highlights

    Consolidated outbound sales to the small to medium sized business ("SMB"), large customer accounts and public sector markets increased 18.0% to $101.9 million in the first quarter of 2004 compared to $86.4 million in the same period of 2003. These sales as a percent of total net sales for the three month period ended March 31, 2004 and 2003 were 89.3% and 87.6%, respectively. Direct web orders increased to $11.5 million, an increase of 37.9% over the same period of the preceding year. Strategic product categories also contributed to the year over year growth include printers, software, and notebooks and PDA's which increased 50.5%, 38.6% and 28.3%, respectively.
    Gross profit margins were 12.2% in the first quarter of 2004, compared to 10.5% in the first quarter of 2003, and 10.7% sequentially from the fourth quarter of 2003. The 170 basis point year over year improvement is a result of increased mix of higher margin items and the complete adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendors' Products)". See Footnote I below for additional information on EITF 02-16. The first quarter of 2003 gross margins were only partially affected by the adoption of EITF No. 02-16 due to the transitional reporting requirements. As a result, gross profit margins were 130 basis points greater in the first quarter of 2004 compared to the first quarter of 2003. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses, as a percent of net sales, were 9.3% in the first quarter of 2004, which is a decline from 10.3% in the corresponding period of the prior year, but represents an increase from 8.5% for the fourth quarter of 2003. Selling, general and administrative expenses totaled $10.6 million in the first quarter of 2004 compared to $10.2 million and $11.1 million in the first and fourth quarter of 2003, respectively. The Company's year over year expense increase relates to the acquisition of Corporate PC Source on March 31, 2003 as well as a 20.6% increase in account executive headcount. The Company's sequential decline is primarily due to process improvements it made throughout 2003. The Company continues to create efficiencies within the organization to enhance customer satisfaction and increase the productivity of its account executives.

    Asset Management

    The Company's balance sheet remains in excellent condition and the Company ended the first quarter of 2004 with over $21.8 million of cash and available credit. Consolidated working capital was $22.7 million at March 31, 2004 compared to $20.9 million at December 31, 2003.
    The Company's net inventory of $16.4 million at March 31, 2004 increased from $11.5 million at December 31, 2003. The growth in inventory levels primarily relates to inventory purchased and segregated for binding customer contracts. Inventory turns decreased to 28 times annually from 36 times at December 31, 2003 due primarily to the Company's investment in inventory for its binding customer contracts. These contracts will be recorded as net sales when the criteria for revenue recognition are met. Trade accounts receivable decreased to $46.1 million at March 31, 2004 from $52.0 million at December 31, 2003. Days sales outstanding were 47 days, an increase from 44 days at December 31, 2003.

    Other Matters

    The Company has terminated its contract for outsourced warehousing with Airborne Logistic Services. The Company will move its warehousing operations to a new facility in Chicago, Illinois which will be operated by its wholly owned subsidiary, Corporate PC Source. The Company expects to complete the transition to its new warehousing facility by the end of the third quarter of 2004.

    Footnote I

    During the first quarter of 2003, the Company adopted Emerging Issues Task force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a vendor by a Customer (Including a Reseller of the Vendor's Products)." The income statement classification of EITF 02-16 covers vendor consideration related to agreements entered into, or modified, after January 1, 2003. EITF 02-16 requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of product unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. The Company provides numerous advertising programs to support its vendors, some of these programs relate to multiple vendors while other are performed on behalf of an individual vendor for a specific program.

    About Zones, Inc.

    Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
    A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, April 30, 2004 at 8:30 am PT.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.


                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                             March 31,    December 31,
                                               2004           2003
                                            -----------    -----------
ASSETS
Current assets
   Cash and cash equivalents               $     3,111    $     5,180
   Receivables, net                             53,118         60,058
   Inventories, net                             16,377         11,487
   Prepaids                                      1,259          1,101
   Deferred income taxes                         1,327          1,327
                                            -----------    -----------

        Total current assets                    75,192         79,153

Property and equipment, net                      4,270          4,355
Goodwill                                         3,898          4,193
Deferred income tax                              4,601          5,110
Other assets                                       211            167
                                            -----------    -----------

        Total assets                       $    88,172    $    92,978
                                            ===========    ===========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                        $    39,846    $    41,270
   Accrued liabilities and other                 6,591          8,316
   Line of credit                                5,425          7,850
   Notes payable                                   662            833
                                            -----------    -----------

        Total current liabilities               52,524         58,269

Notes payable, net of current portion            1,544          1,667
Deferred rent                                      596            341
                                            -----------    -----------

        Total liabilities                       54,664         60,277
                                            -----------    -----------

Commitments and contingencies

Shareholders' equity:
   Common stock                                 39,606         39,590
   Accumulated deficit                          (6,098)        (6,889)
                                            -----------    -----------

        Total shareholders' equity              33,508         32,701
                                            -----------    -----------

        Total liabilities & shareholders'
         equity                            $    88,172    $    92,978
                                            ===========    ===========


                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                For the three months
                                                   ended March 31,
                                                  2004        2003
                                                ---------   ----------

Net sales                                      $ 114,092   $   98,632
Cost of sales                                    100,176       88,296
                                                ---------   ----------

  Gross profit                                    13,916       10,336
Selling, general and administrative expenses      10,649       10,191
Advertising expense, net                           1,890        1,196
                                                ---------   ----------

  Operating income (loss)                          1,377       (1,051)
                                                ---------   ----------

Other (income) expense:                               77           (7)

Income (loss) before income taxes                  1,300       (1,044)
Provision (benefit) for income taxes                 509         (398)
                                                ---------   ----------

  Net income (loss)                            $     791   $     (646)
                                                =========   ==========

  Basic income (loss) per share                $    0.06   $    (0.05)
  Shares used in computation of
     basic income (loss) per share                13,664       13,625
                                                =========   ==========

  Diluted income (loss) per share              $    0.05   $    (0.05)
  Shares used in computation of
     diluted income (loss) per share              14,487       13,625
                                                =========   ==========


                         Operating Highlights
                          Supplemental Data

Three Months Ending March 31, 2004
----------------------------------

                              % of net      AE's      # of       AOS
                                 sales                Orders
                              ---------- ---------- ---------- -------
 Outbound                          89.3%       234     83,400   1,287

 Inbound & Consumer Unassist       10.7%        34     28,400     439

                                Q1 '04     Q4 '03     Q1 '03
                              ---------- ---------- ----------
Average Productivity
 (annualized)
    Per Outbound AE(1)        1,742,000  2,225,000  1,518,000
    Per Employee                831,000    989,000    708,000

(1) Outbound productivity excludes sales and headcount from former major customer.


Sales Mix
---------
                                                 Quarter Ended
                                         -----------------------------
                                           3/31/2004       3/31/2003
                                         -------------   -------------
Product Mix (% of sales)
 Notebook & PDA's                                18.1%           17.2%
 Desktops & Servers                              19.6%           19.0%
 Software                                        15.2%           13.4%
 Storage                                          9.1%           10.7%
 NetComm                                          4.2%            6.3%
 Printers                                         9.8%            8.0%
 Monitors & Video                                10.3%           10.2%
 Memory & Processors                              4.8%            5.2%
 Accessories & Other                              8.9%           10.0%

Direct Web Sales                           11,546,000       8,371,000


    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000